Exhibit 2.2

AMENDMENT
to
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(2018 PROJECTS ANNEX)

This AMENDMENT to AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of August 31, 2018 (the “Amendment”), is made and entered into by and among ESI ENERGY, LLC, a Delaware limited liability company (“ESI”), NEP US SELLCO, LLC, a Delaware limited liability company (“Sellco” or “Seller” and, solely for the purposes of Articles IV, IX, X and XII of the Agreement, the term “Seller” shall also include ESI), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) (ESI, Sellco and Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings when used herein as in the Agreement.
WHEREAS, ESI, Sellco and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Agreement”);
WHEREAS, Section 12.8(b) of the Agreement provides that the Parties may amend the Agreement to include an additional Acquired Companies Annex by execution of an amendment to the Agreement that includes as an attachment the form of the Acquired Companies Annex; and
WHEREAS, the Parties desire to amend the Agreement to include as an additional Acquired Companies Annex the Acquired Companies Annex for the 2018 Acquired Companies (as defined in Attachment 1 hereto) in the form of Attachment 1 hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, and agree that the Agreement shall be amended, as follows:
1.    Amendments to Include an Additional Acquired Companies Annex. The Agreement is hereby amended to include, as an additional Acquired Companies Annex, the Acquired Companies Annex for the 2018 Acquired Companies in the form of Attachment 1 hereto (the “Additional Acquired Companies Annex”), which Additional Acquired Companies Annex shall now constitute, and hereafter constitute, a part of the Agreement and be incorporated in the Agreement for all purposes. All references in the Agreement to “Acquired Companies Annexes” or an “Acquired Companies Annex” shall hereafter include a reference to the Additional Acquired Companies Annex and all references to “Acquired Companies” in the Agreement shall hereafter include a reference to the Acquired Companies described in such Additional Acquired Companies Annex. The amount of the Base Purchase Price for the Acquired Companies Acquisition described in the Additional Acquired Companies Annex is one billion two hundred seventy-five million Dollars ($1,275,000,000).

2.    Disclaimer. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect. Any reference to the Agreement set forth in any document delivered in connection with the Agreement shall be deemed to include a reference to the Agreement as amended by this Amendment, whether or not so stated in such document. Except as specifically set forth in this Amendment, nothing in this Amendment and no action taken by the parties hereto shall be deemed or construed to in any manner enlarge, diminish or otherwise affect in any way the rights, remedies or defenses of the parties to the Agreement, at law, in equity or otherwise or related issues.
3.    Authorization and Enforceability. Each Party hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such Party, enforceable in accordance with its terms.
4.    Governing Law. This Amendment, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Amendment involves at least $1,000,000 and that this Amendment has been entered into in express reliance on Section 5-1401 of the New York General Obligations Law.
5.    Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
6.    Modification. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
7.    Section Headings. Headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

ESI

ESI ENERGY, LLC

By:	ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

SELLCO

NEP US SELLCO, LLC

By:	ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr
Title: President

PURCHASER

NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

By:	MARK HICKSON
Name: Mark E. Hickson
Title: Vice President

Signature Page to Amendment to Amended and Restated Purchase and Sale Agreement

ATTACHMENT 1

ADDITIONAL ACQUIRED COMPANIES ANNEX
[The Additional Acquired Companies Annex follows this cover page]

ACQUIRED COMPANIES ANNEX

for the

2018 ACQUIRED COMPANIES

to

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

by and among

NEP US SELLCO, LLC,
as Seller,
ESI ENERGY, LLC,
for the limited purposes herein provided, jointly with NEP US SellCo, LLC, as Seller and

NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

as Purchaser

dated as of August 31, 2018

This Acquired Companies Annex is an attachment to and intended to be a part of the Amended and Restated Purchase and Sale Agreement described above. Capitalized terms used in this Acquired Companies Annex and not defined herein shall have the same meanings when used in this Acquired Companies Annex as in the Amended and Restated Purchase and Sale Agreement described above (excluding any other Acquired Companies Annex thereto).

PART I: PROJECT SPECIFIC DEFINITIONS

Certain Definitions. As used herein:
“Acquired Companies” means the (i) the Company, (ii) Breckinridge Acquired Companies, (iii) Carousel Acquired Companies, (iv) Monarch Acquired Companies, (v) Mountain View Acquired Companies, (vi) Pacific Plains Acquired Companies and (vii) Palomino Acquired Companies, individually or collectively as the context requires.
“Acquired Companies Annex” means this Acquired Companies Annex, including all of the Schedules attached hereto.
“Actual Working Capital” shall be an amount equal to the actual working capital of the Acquired Companies as set forth in cell “C11” in the Purchase Price Calculation tab of the Portfolio Project Model after the Project Models have been re-run following the input of changes in the Working Capital Inputs made by the representatives of the Parties pursuant to subparagraph 3(f) of Part III of this Acquired Companies Annex.
“Agreement” has the meaning given to it in the recitals to the Amendment.
“Allocation” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Amendment” has the meaning given to it in the introductory paragraph of the Amendment to Amended and Restated Purchase and Sale Agreement (2018 Projects Annex), dated as of August 31, 2018, to which this Acquired Companies Annex is attached.
“Balance Sheet Date” as used in Section 5.19 of the Agreement in respect of the transactions contemplated by this Acquired Companies Annex, means June 30, 2018.
“Base Purchase Price” means an amount equal to one billion two hundred seventy-five million Dollars ($1,275,000,000).
“Bird Mortality Losses” means any losses, damages or liabilities incurred by the Acquired Companies arising out of the facts disclosed on Pacific Plains Schedule 5.14(c) or Pacific Plains Schedule 5.14(d) to this Acquired Companies Annex, including as a result of any final adjudication of any violations of the Migratory Bird Treaty Act (MBTA) or the Bald and Golden Eagle Protection Act (BGEPA), as a result of a legal requirement, if any, to obtain an Eagle Take Permit from US Fish and Wildlife Service or as a result of modifications to the manner of operation of the Golden Hills North Wind Project arising from such legal permitting requirement. For the avoidance of doubt, losses contemplated by the definition of “Bird Mortality Losses” include lost profits.
“Bluff Point Project Company” is NextEra Energy Bluff Point, LLC, a Delaware limited liability company.

“Bluff Point Project Site” means the portions of the Property on which the Bluff Point Wind Facility is located.
“Bluff Point Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 119.7 megawatts nameplate capacity, that are included in the Bluff Point Wind Project.
“Bluff Point Wind Project” means the approximately 119.7 megawatt wind power electric generating facility located in Jay and Randolph counties, Indiana, including any ongoing development and construction with respect thereto.
“Bluff Point Title Policy” means the Owner’s Policy of Title Insurance, dated December 22, 2017, for the Bluff Point Wind Project as issued by the Title Company.
“Breckinridge Acquired Companies” means the Breckinridge Company and the Breckinridge Project Company, individually or collectively as the context requires.
“Breckinridge Company” is Breckinridge Wind Class A Holdings, LLC, a Delaware limited liability company.
“Breckinridge Company Consents” means the Consents set forth in Breckinridge Schedule 5.3 to this Acquired Companies Annex.
“Breckinridge Excluded Items” means the items of Property or personal property described on Breckinridge Schedule 7.12 to this Acquired Companies Annex.
“Breckinridge Interconnection Agreement” means the Generator Interconnection Agreement, dated December 9, 2013, by and among the Breckinridge Project Company, Southwest Power Pool, Inc. and Oklahoma Gas and Electric Company (including First and Second Revised Appendices to the GIA SPP Service Agreement No. 2636).
“Breckinridge Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Breckinridge Project Company pursuant to the Breckinridge Interconnection Agreement for the completed Network Upgrades (as defined in the Breckinridge Interconnection Agreement) identified in Appendix A, Section 2 of the Breckinridge Interconnection Agreement.
“Breckinridge Project Company” is Breckinridge Wind Project, LLC, a Delaware limited liability company.
“Breckinridge Project Site” means the portions of the Property on which the Breckinridge Wind Facility is located.
“Breckinridge Title Policy” means the Owner’s Policy of Title Insurance, dated October 28, 2015, for the Breckinridge Wind Project as issued by the Title Company.

“Breckinridge Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 98.1 megawatts nameplate capacity, that are included in the Breckinridge Wind Project.
“Breckinridge Wind Project” means the approximately 98.1 megawatt wind power electric generating facility located in Garfield County in Oklahoma, including any ongoing development and construction with respect thereto.
“Build-Out Agreement” means the Build-Out Agreement to be entered into by and between Purchaser and NEER, substantially in the form attached to this Acquired Companies Annex as Exhibit A.
“Carousel Acquired Companies” means the Carousel Company and the Carousel Project Company, individually or collectively as the context requires.
“Carousel Company” is Carousel Wind Holdings, LLC, a Delaware limited liability company.
“Carousel Company Consents” means the Consents set forth in Carousel Schedule 5.3 to this Acquired Companies Annex.
“Carousel Excluded Items” means the items of Property or personal property described on Carousel Schedule 7.12 to this Acquired Companies Annex.
“Carousel Project Company” is Carousel Wind Farm, LLC, a Delaware limited liability company.
“Carousel Project Site” means the portions of the Property on which the Carousel Wind Facility is located.
“Carousel Title Policy” means the Owner’s Policy of Title Insurance, dated December 24, 2015, for the Carousel Wind Project as issued by the Title Company.
“Carousel Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 149.7 megawatts nameplate capacity, that are included in the Carousel Wind Project.
“Carousel Wind Project” means the approximately 149.7 megawatt wind power electric generating facility located in Kit Carson County in Colorado, including any ongoing development and construction with respect thereto.
“CDFW” means the California Department of Fish & Wildlife.

“Closing Purchase Price” means the Base Purchase Price as adjusted pursuant to subparagraph 3(a) of Part III of this Acquired Companies Annex on the Closing Date. The Closing Purchase Price will be set forth in the Portfolio Project Model as of the Closing Date at cell “C9” in the worksheet labeled “Purchase Price Calculation”.
“Company” means NEP Renewables, LLC, a Delaware limited liability company.
“Company Consents” means, as applicable, any of (i) with respect to the Breckinridge Acquired Companies, the Breckinridge Company Consents; (ii) with respect to the Carousel Acquired Companies, the Carousel Company Consents; (iii) with respect to the Monarch Acquired Companies, the Monarch Company Consents; (iv) with respect to the Mountain View Acquired Companies, the Mountain View Company Consents; (v) with respect to the Pacific Plains Acquired Companies, the Pacific Plains Company Consents; and (vi) with respect to the Palomino Acquired Companies, the Palomino Company Consents.
“Cottonwood Holdings” is Cottonwood Wind Project Holdings, LLC, a Delaware limited liability company.
“Cottonwood Interconnection Agreement” means the Generator Interconnection Agreement, dated August 31, 2011, by and among Southwest Power Pool, Inc., Nebraska Public Power District and the Cottonwood Project Company (including First, Second, Third, Fourth, Fifth and Sixth Revised Appendices to the GIA SPP Service Agreement No. 2252).
“Cottonwood Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Cottonwood Project Company pursuant to the Cottonwood Interconnection Agreement for the completed Network Upgrades (as defined in the Cottonwood Interconnection Agreement) identified in Appendix A, Section 2 of the Cottonwood Interconnection Agreement.
“Cottonwood Project Company” is Cottonwood Wind Project, LLC, a Delaware limited liability company.
“Cottonwood Project Site” means the portions of the Property on which the Cottonwood Wind Facility is located.
“Cottonwood Title Policy” means the Owner’s Policy of Title Insurance, dated December 22, 2017, for the Cottonwood Wind Project as issued by the Title Company.
“Cottonwood Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 89.7 megawatts nameplate capacity, that are included in the Cottonwood Wind Project.
“Cottonwood Wind Project” means the approximately 89.7 megawatt wind power electric generating facility located in Webster County, Nebraska, including any ongoing development and construction with respect thereto.

“Deductible Amount” means one percent (1%) of the Base Purchase Price.
“DOJ” means the U.S. Department of Justice, U.S. Attorney, Eastern District of California.
“Effective Date” means the date of the Amendment.
“ERCOT” means the Electric Reliability Council of Texas.
“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Acquired Companies as set forth in cell “C8” in the Purchase Price Calculation tab of the Portfolio Project Model as of the Closing Date.
“EWG” means exempt wholesale generator as defined in the Public Utility Holding Company Act of 2005.
“Excluded Items” means, as applicable, any of (i) with respect to the Breckinridge Acquired Companies, the Breckinridge Excluded Items; (ii) with respect to the Carousel Acquired Companies, the Carousel Excluded Items; (iii) with respect to the Monarch Acquired Companies, the Monarch Excluded Items; (iv) with respect to the Mountain View Acquired Companies, the Mountain View Excluded Items; (v) with respect to the Pacific Plains Acquired Companies, the Pacific Plains Excluded Items; and (vi) with respect to the Palomino Acquired Companies, the Palomino Excluded Items.
“Facility” means, as applicable, any of (i) with respect to the Breckinridge Acquired Companies, the Breckinridge Wind Facility; (ii) with respect to the Carousel Acquired Companies, the Carousel Wind Facility; (iii) with respect to the Monarch Acquired Companies, the Javelina II Wind Facility and the Rush Springs Wind Facility; (iv) with respect to the Mountain View Acquired Companies, the Mountain View Solar Facility; (v) with respect to the Pacific Plains Acquired Companies, the Cottonwood Wind Facility, the Golden Hills North Wind Facility and the Bluff Point Wind Facility; and (vi) with respect to the Palomino Acquired Companies, the Kingman I Wind Facility, the Kingman II Wind Facility and the Ninnescah Wind Facility.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“FERC 203 Approval” means the order pursuant to section 203 of the FPA in which FERC has granted authorization to the transaction described in the section 203 application, and which order is consistent in all material respects with the Amended and Restated Purchase and Sale Agreement.
“Golden Hills Interconnection” is Golden Hills Interconnection, LLC, a Delaware limited liability company.
“Golden Hills North Project Company” is Golden Hills North Wind, LLC, a Delaware limited liability company.
“Golden Hills North Project Site” means the portions of the Property on which the Golden Hills North Wind Facility is located.

“Golden Hills North Title Policy” means the Owner’s Policy of Title Insurance, dated December 27, 2017, for the Golden Hills North Wind Project as issued by the Title Company.
“Golden Hills North Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 46 megawatts nameplate capacity, that are included in the Golden Hills North Wind Project.
“Golden Hills North Wind Project” means the approximately 46 megawatt wind power electric generating facility located in Alameda County, California, including any ongoing development and construction with respect thereto.
“Interests” has the meaning given to it in paragraph 1 of Part II of this Acquired Companies Annex.
“Javelina II Holdings” is Javelina Wind Holdings II, LLC, a Delaware limited liability company.
“Javelina II Project Company” is Javelina Wind Energy II, LLC, a Delaware limited liability company.
“Javelina II Project Site” means the portions of the Property on which the Javelina II Wind Facility is located.
“Javelina II Title Policy” means the Owner’s Policy of Title Insurance, dated December 14, 2016, for the Javelina II Wind Project as issued by the Title Company.
“Javelina II Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 200 megawatts nameplate capacity, that are included in the Javelina II Wind Project.
“Javelina II Wind Project” means the approximately 200 megawatt wind power electric generating facility located in Webb County, Texas, including any ongoing development and construction with respect thereto.
“Javelina Interconnection” is Javelina Interconnection, LLC, a Delaware limited liability company.
“Kingman I Interconnection Agreement” means the Generator Interconnection Agreement, dated August 12, 2016, by and among Southwest Power Pool, Inc., Westar Energy, Inc. and the Kingman I Project Company.
“Kingman I Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Kingman I Project Company pursuant to the Kingman I Interconnection Agreement for the completed Network Upgrades (as defined in the Kingman I

Interconnection Agreement) identified in Appendix A, Section 2 of the Kingman I Interconnection Agreement.
“Kingman I Project Company” is Kingman Wind Energy I, LLC, a Delaware limited liability company.
“Kingman I Project Site” means the portions of the Property on which the Kingman I Wind Facility is located.
“Kingman I Title Policy” means the Owner’s Policy of Title Insurance, dated December 21, 2016, for the Kingman I Wind Project as issued by the Title Company.
“Kingman I Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 103.3 megawatts nameplate capacity, that are included in the Kingman I Wind Project.
“Kingman I Wind Project” means the approximately 103.3 megawatt wind power electric generating facility commonly known as Kingman I and located in Kingman County, Kansas, including any ongoing development and construction with respect thereto.
“Kingman II Project Company” is Kingman Wind Energy II, LLC, a Delaware limited liability company.
“Kingman II Project Site” means the portions of the Property on which the Kingman II Wind Facility is located.
“Kingman II Title Policy” means the Owner’s Policy of Title Insurance, dated December 21, 2016, for the Kingman II Wind Project as issued by the Title Company.
“Kingman II Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 103.3 megawatts nameplate capacity, that are included in the Kingman II Wind Project.
“Kingman II Wind Project” means the approximately 103.3 megawatt wind power electric generating facility commonly known as Kingman II and located in Kingman County, Kansas, including any ongoing development and construction with respect thereto.
“Knowledge” means, when used in a particular representation in the Agreement with respect to Seller and relating to the transactions contemplated by this Acquired Companies Annex  and (i) the Company, the actual knowledge of the individuals listed on Company Schedule K, (ii) the Breckinridge Acquired Companies, the actual knowledge of the individuals as listed on Breckinridge Schedule K to this Acquired Companies Annex, (iii) the Carousel Acquired Companies, the actual knowledge of the individuals as listed on Carousel Schedule K to this Acquired Companies Annex, (iv) the Monarch Acquired Companies, the actual knowledge of the individuals as listed on Monarch Schedule K to this Acquired Companies Annex, (v) the Mountain View Acquired Companies, the actual knowledge of the individuals as listed on Mountain View Schedule K to this Acquired Companies Annex, (vi) the Pacific Plains Acquired Companies, the actual knowledge of the individuals as listed on Pacific Plains Schedule K to this Acquired Companies Annex, or (vii) the Palomino Acquired Companies, the actual knowledge of the individuals as listed on Palomino Schedule K to this Acquired Companies Annex, in each case after reasonable inquiry.
“Maximum Indemnification Amount” means fifteen percent (15%) of the Base Purchase Price.
“MBR Authority” means an entity that has received authority from FERC pursuant to section 205 of the Federal Power Act to make market-based sales of energy, capacity and ancillary services.
“Monarch Acquired Companies” means the Monarch Company, Monarch Wind, Javelina II Holdings, the Javelina II Project Company, Javelina Interconnection and Rush Springs Project Company, individually or collectively as the context requires.
“Monarch Equity Contribution Agreement” means the Equity Contribution Agreement, dated December 14, 2016, between the Monarch Company and Monarch Wind.
“Monarch Excluded Items” means the items of Property or personal property described on Monarch Schedule 7.12 to this Acquired Companies Annex.
“Monarch Company” is Monarch Wind Holdings, LLC, a Delaware limited liability company.
“Monarch Company Consents” means the Consents set forth in Monarch Schedule 5.3 to this Acquired Companies Annex.
“Monarch Wind” is Monarch Wind, LLC, a Delaware limited liability company.
“Monarch Wind Funding” is Monarch Wind Funding, LLC, a Delaware limited liability company.
“Mountain View Acquired Companies” means Mountain View Company and the Mountain View Project Company, individually or collectively as the context requires.
“Mountain View Company” is Mountain View Solar Holdings, LLC, a Delaware limited liability company.
“Mountain View Company Consents” means the Consents set forth in Mountain View Schedule 5.3 to this Acquired Companies Annex.
“Mountain View Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of July 16, 2014, between the Mountain View Company and the Mountain View Project Company.

“Mountain View Excluded Items” means the items of Property or personal property described on Mountain View Schedule 7.12 to this Acquired Companies Annex.
“Mountain View Project Company” is Mountain View Solar, LLC, a Delaware limited liability company.
“Mountain View Project Site” means the portions of the Property on which the Mountain View Solar Facility is located.
“Mountain View Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of 20 megawatts AC net capacity, that are included in the Mountain View Solar Project.
“Mountain View Solar Project” means the approximately 20 megawatt solar photovoltaic electric generating facility located in Clark County, Nevada, including any ongoing development and construction with respect thereto.
“Mountain View Title Policy” means the Owner’s Policy of Title Insurance, dated July 17, 2014, for the Mountain View Solar Project as issued by the Title Company.
“NEER” is NextEra Energy Resources, LLC, a Delaware limited liability company.
“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“NextEra Energy” has the meaning set forth in subparagraph 2(a) of Part VI of this Acquired Companies Annex.
“Ninnescah Holdings” is Prairie View Wind Holdings, LLC, a Delaware limited liability company.
“Ninnescah Interconnection Agreement” means the Generator Interconnection Agreement, dated May 2, 2016, by and among Southwest Power Pool, Inc., Westar Energy, Inc. and the Ninnescah Project Company.
“Ninnescah Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Ninnescah Project Company pursuant to the Ninnescah Interconnection Agreement for the completed Network Upgrades (as defined in the Ninnescah Interconnection Agreement) identified in Appendix A, Section 2 of the Ninnescah Interconnection Agreement.
“Ninnescah Project Company” is Ninnescah Wind Energy, LLC, a Delaware limited liability company.

“Ninnescah Project Site” means the portions of the Property on which the Ninnescah Wind Facility is located.
“Ninnescah Title Policy” means the Owner’s Policy of Title Insurance, dated December 21, 2016, for the Ninnescah Wind Project as issued by the Title Company.
“Ninnescah Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 208.3 megawatts nameplate capacity, that are included in the Ninnescah Wind Project.
“Ninnescah Wind Project” means approximately 208.3 megawatt wind power electric generating facility located in Pratt, Kingman and Sedgwick Counties, Kansas.
“Outside Date” means December 31, 2018.
“Pacific Plains Acquired Companies” means the Pacific Plains Company, Pacific Plains Wind, Cottonwood Holdings, Cottonwood Project Company, Golden Hills North Project Company, Golden Hills Interconnection and Bluff Point Project Company, individually or collectively as the context requires.
“Pacific Plains Company” is Pacific Plains Wind Class A Holdings, LLC, a Delaware limited liability company.
“Pacific Plains Company Consents” means the Consents set forth in Pacific Plains Schedule 5.3 to this Acquired Companies Annex.
“Pacific Plains Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of December 22, 2017, between the Pacific Plains Company and Pacific Plains Wind.
“Pacific Plains Excluded Items” means the items of Property or personal property described on Pacific Plains Schedule 7.12 to this Acquired Companies Annex.
“Pacific Plains Holdings” is Pacific Plains Wind Holdings, LLC, a Delaware limited liability company.
“Pacific Plains Wind” is Pacific Plains Wind, LLC, a Delaware limited liability company.
“Palomino Acquired Companies” means the Palomino Company, Palomino Wind, Kingman I Project Company, Kingman II Project Company, Ninnescah Holdings and Ninnescah Project Company, individually or collectively as the context requires.
“Palomino Company” is Palomino Wind Holdings, LLC, a Delaware limited liability company.

“Palomino Company Consents” means the Consents set forth in Palomino Schedule 5.3 to this Acquired Companies Annex.
“Palomino Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of December 21, 2016, among the Palomino Company, Palomino Wind, BAL Investment & Advisory Inc. and BNY Partnership Funding LLC.
“Palomino Excluded Items” means the items of Property or personal property described on Palomino Schedule 7.12 to this Acquired Companies Annex.
“Palomino Funding” is Palomino Wind Funding, LLC, a Delaware limited liability company.
“Palomino Wind” is Palomino Wind, LLC, a Delaware limited liability company.
“Phase I Reports” has the meaning set forth in subparagraph 3(b) of Part V of this Acquired Companies Annex.
“Portfolio Project Model” means the financial model for the Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Post-Closing Working Capital Adjustment Payment” shall be an amount equal to (i) the Actual Working Capital minus (ii) the Estimated Working Capital.
“Project” means, as applicable, any of the Breckinridge Wind Project, the Carousel Wind Project, the Javelina II Wind Project, the Rush Springs Wind Project, the Mountain View Solar Project, the Cottonwood Wind Project, the Golden Hills North Wind Project, the Bluff Point Wind Project, the Kingman I Wind Project, the Kingman II Wind Project and the Ninnescah Wind Project.
“Project Models” means, collectively, the financial models for the Breckinridge Acquired Companies, the Carousel Acquired Companies, the Monarch Acquired Companies, the Mountain View Acquired Companies, the Pacific Plains Acquired Companies and the Palomino Acquired Companies that have been agreed to by the Parties as of the Effective Date as the models to be used for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Purchase Price” has the meaning given to it in paragraph 1 of Part III of this Acquired Companies Annex.
“Purchase Price Allocation Schedule” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Purchaser Consents” means the Consents set forth under the heading “Purchaser Consents” in Breckinridge Schedule 7.1, Carousel Schedule 7.1, Monarch Schedule 7.1, Mountain

View Schedule 7.1, Pacific Plains Schedule 7.1 and Palomino Schedule 7.1 to this Acquired Companies Annex.
“Rush Springs Interconnection Agreement” means the Generator Interconnection Agreement, dated October 23, 216, by and among Southwest Power Pool, Inc., AEP Oklahoma Transmission Company, Inc. and the Rush Springs Project Company (including First Revised Appendices to the GIA SPP Service Agreement No. 3129).
“Rush Springs Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Rush Springs Project Company pursuant to the Rush Springs Interconnection Agreement for the completed Network Upgrades (as defined in the Rush Springs Interconnection Agreement) identified in Appendix A, Section 2 of the Rush Springs Interconnection Agreement.
“Rush Springs Project Company” is Rush Springs Wind Energy, LLC, a Delaware limited liability company.
“Rush Springs Project Site” means the portions of the Property on which the Rush Springs Wind Facility is located.
“Rush Springs Title Policy” means the Owner’s Policy of Title Insurance, dated December 14, 2016, for the Rush Springs Wind Project as issued by the Title Company.
“Rush Springs Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 249.9 megawatts nameplate capacity, that are included in the Rush Springs Wind Project.
“Rush Springs Wind Project” means the approximately 249.9 megawatt wind power electric generating facility located in Grady and Stephens County, Oklahoma, including any ongoing development and construction with respect thereto.
“Seller Consents” means the Consents set forth under the heading “Seller Consents” in Breckinridge Schedule 7.1, Carousel Schedule 7.1, Monarch Schedule 7.1, Mountain View Schedule 7.1, Pacific Plains Schedule 7.1 and Palomino Schedule 7.1 to this Acquired Companies Annex.
“Title Company” means, as applicable, any of (i) Stewart Title Guaranty Company for the Breckinridge Wind Project, (ii) Stewart Title Guaranty Company for the Carousel Wind Project, (iii) Stewart Title Guaranty Company for the Javelina II Wind Project, (iv) Fidelity National Title Insurance Company for the Rush Springs Wind Project, (v) Chicago Title Insurance Company for the Mountain View Solar Project, (vi) Stewart Title Guaranty Company for the Cottonwood Wind Project, (vii) Chicago Title Insurance Company for the Golden Hills North Wind Project, (viii) Stewart Title Guaranty Company for the Bluff Point Wind Project, (ix) Chicago Title Insurance Company for the Kingman I Wind Project, (x) Chicago Title Insurance Company for the Kingman II Wind Project and (xi) Chicago Title Insurance Company for the Ninnescah Wind Project.

“Title Policy” means, as applicable, any of (i) the Breckinridge Title Policy, (ii) the Carousel Title Policy, (iii) the Javelina II Title Policy, (iv) the Rush Springs Title Policy, (v) the Mountain View Title Policy, (vi) the Cottonwood Title Policy, (vii) the Golden Hills North Title Policy, (viii) the Bluff Point Title Policy, (ix) the Kingman I Title Policy, (x) the Kingman II Title Policy and (xi) the Ninnescah Title Policy.
“USFWS” means the U.S. Fish and Wildlife Service.
“Working Capital Inputs” means the inputs in cells “E14” through “K14” in the worksheet labeled “Working Capital Inputs” in the Portfolio Project Model.

PART II: ACQUIRED INTERESTS AND OWNERSHIP STRUCTURE

1.	The “Interests” to be acquired are one hundred percent (100%) of the membership interests of the Company.

2.
The Seller is the sole member of the Company. The Company is the sole member of each of the Breckinridge Company, the Carousel Company, the Monarch Company, the Mountain View Company, the Pacific Plains Company and the Palomino Company.

3.	The Breckinridge Company is the sole Class A member of the Breckinridge Project Company. The Class B members of the Breckinridge Project Company are described on Breckinridge Schedule 5.2.

4.	The Carousel Company is the sole Class A member of the Carousel Project Company. The Class B members of the Carousel Project Company are described on Carousel Schedule 5.2.

5.
The Monarch Company is the sole Class A member of Monarch Wind. The Class B members of Monarch Wind are described on Monarch Schedule 5.2. Monarch Wind is the sole member of each of Javelina II Holdings and the Rush Springs Project Company. Javelina II Holdings is the sole member of the Javelina II Project Company. The Javelina II Project Company owns forty-five percent (45%) of the membership interests of Javelina Interconnection. The other owners of the membership interests of Javelina Interconnection are described on Monarch Schedule 5.2.

6.	The Mountain View Company is the sole member of the Mountain View Project Company.

7.
The Pacific Plains Company is the sole Class A member of Pacific Plains Wind. The Class B members of Pacific Plains Wind are described on Pacific Plains Schedule 5.2. Pacific Plains Wind is the sole member of each of Cottonwood Holdings, the Golden Hills North Project Company and the Bluff Point Project Company. Cottonwood Holdings is the sole member of the Cottonwood Project Company. The Golden Hills North Project Company owns thirty-two and four tenths percent (32.4%) of the membership interests of Golden Hills Interconnection. The other owners of the membership interests of the Golden Hills North Project Company are described on Pacific Plains Schedule 5.2.

8.
The Palomino Company is the sole Class A member of Palomino Wind. The Class B members of Palomino Wind are described on Palomino Schedule 5.2. Palomino Wind is the sole member of each of the Kingman I Project Company, the Kingman II Project Company and Ninnescah Holdings. Ninnescah Holdings is the sole member of the Ninnescah Project Company.

PART III: TRANSACTION TERMS AND CONDITIONS

1.
Transaction; Purchase Price. At Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in, to and under, the Interests. The aggregate consideration to be paid for the purchase of the Interests to which this Acquired Companies Annex applies shall consist of the payment of (such amount, collectively, the “Purchase Price”):

(a)	an amount equal to the Closing Purchase Price shall be paid by Purchaser to Seller on the Closing Date as provided in subparagraph 3(a) of this Part III, plus

(b)	the Post-Closing Working Capital Adjustment Payment, which shall be paid to the appropriate Party as provided in subparagraph 3(f) of this Part III (whether positive or negative).

2.
Manner and Forms of Payment of Purchase Price. The Closing Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available U.S. funds to such account or accounts as Seller may specify in a written notice given to Purchaser on or prior to the Closing Date. All payments made following the Closing Date of any amounts due to Seller as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to one of the accounts previously specified by Seller and selected by Purchaser unless one of such accounts or another account is specified by Seller in a written notice given to Purchaser (not less than two (2) Business Days prior to the date on which any such payment is due to be made). All payments made following the Closing Date of any amounts due to Purchaser as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to such account or accounts as Purchaser may specify in a written notice given to Seller (not less than two (2) Business Days prior to the date on which any such payment is due to be made).

3.
Purchase Price Calculation and Adjustments. The Base Purchase Price, the Closing Purchase Price and the Purchase Price with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies shall be determined as follows:

(a)
The Portfolio Project Model sets forth the Base Purchase Price as of the Closing Date that has been agreed to by Seller and Purchaser. The Base Purchase Price shall be adjusted by the Estimated Working Capital (positive or negative). Such Base Purchase Price, as adjusted, shall be the Closing Purchase Price.

(b)
Within sixty (60) days after the Closing Date, Seller will prepare (at Seller’s expense) and deliver to Purchaser a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Seller to calculate the Actual Working Capital, together with a reasonably detailed explanation of, and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information Purchaser objects in writing to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the dispute resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Purchaser, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser does not object in writing to Seller, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date.

(c)
If the list of the Working Capital Inputs as of the Closing Date is not prepared and delivered by Seller within the sixty (60) day period set forth in subparagraph 3(b) above, Purchaser shall be entitled (but not obligated) during the fifteen (15) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Purchaser’s expense) and deliver to Seller a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Purchaser to calculate the Actual Working Capital, together with a reasonably detailed explanation and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Seller objects in writing to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the objection and resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Seller, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Seller does not object in writing to Purchaser, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Purchaser shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date.

(d)
If neither Purchaser nor Seller prepare and timely deliver a list of the Working Capital Inputs as of the Closing Date in accordance with subparagraph 3(b) or subparagraph 3(c), above, no adjustments to the Portfolio Project Model will be made pursuant to subparagraph 3(f) below and the Closing Purchase Price shall be the Purchase Price.

(e)
If Purchaser timely objects to Seller’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(b) or if Seller timely objects to Purchaser’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(c), then Seller and Purchaser shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a ten (10) day period commencing on delivery of written notice of objection pursuant to subparagraph 3(b) or subparagraph 3(c), as the case may be. Should such negotiations not result in an agreement as to the Working Capital Inputs as of the Closing Date within such ten (10) day period (or such longer period as Seller and Purchaser may mutually agree in writing), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Seller and Purchaser, and their respective representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and determine the Working Capital Inputs as of the Closing Date. The Parties hereby agree that the Neutral Auditor shall only decide the values ascribed to the specific disputed items, and the Neutral Auditor’s decision with respect to such disputed items must be within the range of values assigned to each such item in the applicable proposed list of the Working Capital Inputs as of the Closing Date delivered by Seller or Purchaser, as the case may be, and the notice of objection, respectively. The Neutral Auditor shall be directed to determine such values (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this subparagraph 3(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Purchaser. The Neutral Auditor shall be directed to resolve the disputed items and deliver to Seller and Purchaser a written determination of the amounts for such disputed items (such determination to be made consistent with this subparagraph 3(e), to include all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained and such determination will be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. Notwithstanding anything in the Agreement to the contrary, the dispute resolution mechanism contained in this subparagraph 3(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Working Capital Inputs as of the Closing Date for purposes of revising the Portfolio Project Model as set forth in subparagraph 3(f) below, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article X of the Agreement for Losses relating to matters used in determining or calculating the Working Capital Inputs as of the Closing Date (other than the failure to pay amounts, if any, that become due and payable pursuant to subparagraph 3(f) below) or in respect of any of the assets or liabilities that are transferred to or assumed by Purchaser and that were included in the calculation of the Post-Closing Working Capital Adjustment Payment. Within five (5) Business Days following the delivery by the Neutral Auditor to

Seller and Purchaser of the Neutral Auditor’s written determination of the amounts of the disputed items of Working Capital Inputs as of the Closing Date, the representatives of the Parties shall meet to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s or Purchaser’s list of Working Capital Inputs as of the Closing Date delivered pursuant to subparagraph 3(b) or subparagraph 3(c) above, as the case may be, as modified by the Neutral Auditor’s determination of the amounts of the specific disputed items; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using the applicable list of Working Capital Inputs as of the Closing Date as modified by the Neutral Auditor.

(f)	Within the applicable period set forth in subparagraphs 3(b), 3(c) or 3(e) above, as applicable, representatives of the Parties shall meet to revise the Portfolio Project Model as follows:

(i)	the representatives of the Parties shall revise the Working Capital Inputs to the Portfolio Project Model to reflect all changes to the Working Capital Inputs; and

(ii)
following the completion of the revisions described in clause (i) and the re-run of the Portfolio Project Model, the Purchase Price shall be set forth in cell “C14” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model.

Immediately upon completion of the revision of the Portfolio Project Model as set forth in subparagraphs (i) and (ii) of this subparagraph 3(f), Seller shall calculate the Post-Closing Working Capital Adjustment Payment (which calculation shall, in the absence of manifest error, be binding on Seller and Purchaser) and not later than one (1) Business Day after such calculation is completed, notify Purchaser of the amount of the Post-Closing Working Capital Adjustment Payment (which may be a positive or negative amount). If the Post-Closing Working Capital Adjustment Payment is a positive amount, then Purchaser shall pay in cash to Seller such positive amount. If the Post-Closing Working Capital Adjustment Payment is a negative amount, then Seller shall pay in cash to Purchaser an amount equal to the absolute value of the Post-Closing Working Capital Adjustment Payment. Any such payment in respect of the Post-Closing Working Capital Adjustment Payment will be due and payable within three (3) Business Days after the Seller gives notice to Purchaser of the Post-Closing Working Capital Adjustment Payment as provided in this subparagraph 3(f). Any payments made pursuant to this subparagraph 3(f) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

PART IV: ADDITIONAL CLOSING DELIVERABLES

1.
Additional Seller Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.2 of the Agreement to be delivered by Seller at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Seller shall deliver to Purchaser the following certificates, agreements and other documents (if “none” is written below, then there are no additional Seller Closing deliverables):

(a)	the Build-Out Agreement duly executed by NEER.

2.
Additional Purchaser Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.3 of the Agreement to be delivered by Purchaser at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Purchaser shall deliver to Seller the following certificates, agreements and other documents (if “none” is written below, then there are no additional Purchaser Closing deliverables):

(a)	the Build-Out Agreement duly executed by Purchaser.

PART V: ADDITIONAL CLOSING CONDITIONS

1.
Both Parties’ Obligation to Close. In addition to the conditions to each Party’s respective obligations to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.4 of the Agreement, the respective obligations of each Party to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by agreement of Seller and Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.4 of the Agreement):

(a)	FERC 203 Approval is received.

2.
Seller’s Obligation to Close. In addition to the conditions to Seller’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.5 of the Agreement, the obligation of Seller to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.5 of the Agreement):

(a)	none.

3.
Purchaser’s Obligation to Close. In addition to the conditions to Purchaser’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.6 of the Agreement, the obligation of Purchaser to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.6 of the Agreement):

(a)
Seller shall have delivered a Phase I environmental site assessment for (i) the Breckinridge Project Site, (ii) the Carousel Project Site, (iii) the Javelina II Project Site, (iv) the Rush Springs Project Site, (v) the Mountain View Project Site, (vi) the Cottonwood Project Site, (vii) the Golden Hills North Project Site, (viii) the Bluff Point Project Site, (ix) the Kingman I Project Site, (x) the Kingman II Project Site and (xi) the Ninnescah Project Site, dated not earlier than one hundred eighty (180) days prior to the Closing Date (the “Phase I Reports”) to the Purchaser.

(b)	Purchaser and NEER shall have executed, on the Closing Date, the Build-Out Agreement.

(c)	The Administrative Services Agreement, dated as of September 20, 2016, between NEER and Monarch Wind, shall have been amended to reduce the Administrative Fee (as defined therein) to $1.00.

(d)
Seller shall have contributed (or will have caused to be contributed) the final amounts due for harmonic filters to the Monarch Project Company pursuant to Section 2.1(b) of the Monarch Equity Contribution Agreement.

PART VI: ADDITIONAL REPRESENTATIONS AND WARRANTIES
1.    Additional Seller Representations and Warranties:

In addition to the representations and warranties of Seller set forth in Article IV, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article IV of the Agreement):

(a)	none.
2.    Additional Seller Representations and Warranties in respect of the Acquired Companies:

In addition to the representations and warranties of Seller set forth in Article V, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article V of the Agreement):

(a)
NextEra Energy, Inc. (formerly known as FPL Group, Inc.), a Florida corporation (“NextEra Energy”), on its own behalf and on behalf of each of its Affiliates, has released the Breckinridge Company from any liability that the Breckinridge Company may have arising out of the Amended and Restated Income Tax Allocation Agreement, effective as of January 1, 2003, executed by NextEra Energy and each of its Affiliates, or as a result of having filed or in the future filing consolidated federal income tax returns with NextEra Energy and its Affiliates, and has agreed to hold the Breckinridge Company harmless from any such liabilities.

(b)
An Affiliate of Seller has provided a letter of credit in the amount of six million two hundred thirty-four thousand six hundred fifteen Dollars ($6,234,615) (No. LG/MIS/NY-114197) (the “LC”) to the California Department of Fish and Wildlife (the “LC Recipient”) in respect of certain obligations of the Golden Hills North Project Company to secure mitigation land for a conservation easement and comply with other conditions pursuant to the California Endangered Species Act Incidental Take Permit No. 2081-2015-043-03. Amounts drawn by the LC Recipient against the LC in such respect are not, following Closing, reimbursable to Seller (or any Affiliate of Seller) by the Purchaser, the Acquired Companies, NextEra Energy Operating Partners, LP or any of their Affiliates.

3.    Additional Purchaser Representations and Warranties:

In addition to the representations and warranties of Purchaser set forth in Article VI, Purchaser hereby represents and warrants to Seller (if “none” is written below, then there are no additional representations and warranties under Article VI of the Agreement):

(a)	none.

PART VII: ADDITIONAL COVENANTS AND AGREEMENTS

1.	Allocation of Purchase Price.
(a)    With respect to the acquisition of the Interests, within ninety (90) days after all adjustments to the Purchase Price pursuant to this Acquired Companies Annex have been completed, Purchaser shall deliver to Seller a schedule (the “Purchase Price Allocation Schedule”) prepared in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, Seller and Purchaser shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s receipt of the Purchase Price Allocation Schedule, to an allocation of the Purchase Price among the assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit.
(b)    Seller shall cooperate with Purchaser to cause valid elections under Section 754 of the Code (and any corresponding provisions of state and local Tax law) to be in effect for the Acquired Companies for the taxable period in which Purchaser acquires the Interests.
2.    Network Upgrades Reimbursement. Purchaser agrees that, following the Closing and promptly upon receipt thereof, Purchaser will pay (or will cause to be paid) in full to Seller an amount equal to the Network Upgrades Reimbursement.
3.    Bird Mortalities. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for any Bird Mortality Losses (the “Bird Mortality Reimbursement”). The Bird Mortality Reimbursement shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.

4.	Outstanding Equity Contributions. Seller shall contribute (or will cause to be contributed) when due the following equity contributions:
(a)    with respect to the Palomino Acquired Companies, an amount equal to three million four hundred twenty-six thousand one hundred eighty-three and 86/100 Dollars ($3,426,183.86) in accordance with the Palomino Equity Contribution Agreement;
(b)    with respect to the Mountain View Acquired Companies, an amount equal to thirty-two thousand seven hundred seventy-seven Dollars ($32,777.00) in accordance with the Mountain View Equity Contribution Agreement;
(c)    with respect to the Pacific Plains Acquired Companies, an amount equal to ten million two hundred fifty-three thousand four hundred twenty-six and 84/100 Dollars ($10,253,426.84) in accordance with the Pacific Plains Equity Contribution Agreement; and
(d)    with respect to the Monarch Acquired Companies, an amount equal to two million Dollars ($2,000,000) in accordance with the Monarch Equity Contribution Agreement.

5.
No Termination of Contract. ESI and Seller agree to cause NextEra Energy Operating Services, LLC not to terminate that certain Shared Interconnection Facilities Operation and Maintenance Agreement, dated as of November 7, 2016, among the Ninnescah Project Company, the Kingman I Project Company, the Kingman II Project Company and NextEra Energy Operating Services, LLC pursuant to Section 6.6(f) thereof.

6.
Harmonic Filters. Prior to Closing, Seller shall contribute (or will cause to be contributed) the final amounts due for harmonic filters to the Monarch Project Company pursuant to Section 2.1(b) of the Monarch Equity Contribution Agreement.

PART VIII: TERMINATION

1.    Termination. The Acquired Companies Acquisition contemplated by this Acquired Companies Annex, and, except as otherwise provided in Section 8.2 of the Agreement, the applicability of the provisions of the Agreement to such Acquired Companies Acquisition, may be terminated, and the transactions contemplated hereby or thereby may be abandoned, as follows:
(i)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by the mutual written consent of Seller and Purchaser at any time prior to the Closing with respect to such Acquired Companies Acquisition having occurred, such termination to be effective as of the date both Seller and Purchaser have signed such written consent;
(ii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if the Closing with respect to such Acquired Companies Acquisition, shall not have been consummated on or prior to the Outside Date, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that the right to terminate the Agreement with respect to such Acquired Companies Acquisitions under this subparagraph 1(ii) shall not be available to Purchaser or Seller, as applicable, if Purchaser or Seller, as applicable, has breached any of its respective representations and warranties contained in the Agreement with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex or has failed to perform or comply with any of its respective obligations, covenants, agreements or conditions with respect to such Acquired Companies Acquisition required to be performed or complied with by such Party under the Agreement and such breach or failure has been the cause of, or resulted in, the failure of the applicable Closing to occur on or before such date;
(iii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if there shall be any Law that makes consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, it being agreed that the Parties hereto shall comply with their obligations under Section 7.1 of the Agreement with respect to any adverse determination which is appealable, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement;
(iv)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Purchaser contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Purchaser prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Purchaser continues to exercise such Commercially Reasonable Efforts, Seller may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Seller is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(v)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if Seller has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Seller contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Seller prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Seller continues to exercise such Commercially Reasonable Efforts, Purchaser may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Purchaser is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(vi)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Purchaser fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; or
(vii)    the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Seller fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement.
2.    Termination. In addition to the applicable effects of termination of an Acquired Companies Acquisition set forth in Section 8.2 of the Agreement, if the Agreement is validly terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex pursuant to paragraph 1 of this Part VIII, there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates) with respect to the Acquired Companies Acquisitions contemplated by this Acquired Companies Annex, the Agreement shall thereupon terminate with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex and become void and of no further force and effect and the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex shall be abandoned without further action of the Parties, except as provided in Section 8.2 of the Agreement.

PART IX: MODIFICATIONS TO AGREEMENT
The following provisions of the Agreement are amended as follows with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies (if “none” is written below, then there are no modifications made to provisions of the Agreement under this Part IX):

(a)	Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, including any applicable Acquired Companies Annex, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in one hundred percent (100%) of the membership interests of the Company.”

(b)	The first sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“With respect to each Acquired Companies Acquisition, subject to the satisfaction of the Closing Conditions applicable to such Acquired Companies Acquisition, or the waiver thereof by the Party entitled to waive the applicable Closing Condition, the closing of the sale of the Interests and the consummation of such Acquired Companies Acquisition (each, a “Closing”) shall take place at the offices of Seller (or at such other place as the Parties may designate in writing) on the third (3rd) Business Day following the date on which all of the applicable Closing Conditions have been satisfied (other than Closing Conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Closing Conditions) or waived by the Party entitled to waive the applicable Closing Condition, or on such other Business Day thereafter on or prior to the Outside Date that is agreed to in writing by Purchaser and Seller.”

(c)	The first sentence of Section 5.12(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Other than as described in Schedule 5.12(g) to the applicable Acquired Companies Annex, there is no pending litigation known to any Acquired Company or Seller affecting the Property, nor any eminent domain proceedings affecting or threatened against the Property, nor, to Seller’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation.”

(d)	Section 5.14(e) and Section 5.14(f) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(e)    Except as set forth in Schedule 5.14(e) to the applicable Acquired Companies Annex, to Seller’s Knowledge, there has been no Release of any Hazardous Material as a result of acts or omissions of the Acquired Companies at or from any Property in connection with the Business that would reasonably be expected to result in a Material Adverse Effect.

(f)        Except as set forth in Schedule 5.14(f) or as provided in the Phase I Reports, Hazardous Materials are not present at, on, under, in, or about the Property or any real property which is the subject of any leases entered by any Acquired Company in connection with the Business (i) in violation of Environmental Law; (ii) which could reasonably be expected to give rise to liability under any applicable Environmental Law, materially interfere with the continued operations of the Business through and after the applicable Closing, or impair the value of the Property or any such leased property; or (iii) reasonably be expected to require remedial action.

(g)        This Section 5.14 contains the sole and exclusive representations and warranties of Seller with respect to Hazardous Materials, Environmental Laws, and other environmental matters, as identified herein.”

(e)	The first sentence of Section 9.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e)    Seller shall be responsible for and indemnify Purchaser against any Tax with respect to any applicable Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the applicable Closing Date (including any adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or the Company’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Code section 6225(b) or any analogous provision of state or local law); provided, however, that Seller shall not be liable for, and shall not indemnify Purchaser for, any liability for Taxes (i) that were included as a liability in calculating the applicable Post-Closing Working Capital Adjustment Payment; (ii) that were otherwise paid by Seller, (iii) that were recoverable from a Person other than the Purchaser or the applicable Acquired Companies or (iv) resulting from transactions or actions taken by Purchaser or the applicable Acquired Companies after the applicable Closing.”

EXHIBIT A
FORM OF BUILD-OUT AGREEMENT